Exhibit 99.1

For Immediate Release	Contact: Jay Wolf (DCB)
January 10, 2014	(740) 657-7152

Contact: Paul Pence (MNB)
(937) 393-1993

Merchants National Bank to Acquire

Delaware County Bank’s Marysville City Gate Branch Office

HILLSBORO, OH/ LEWIS CENTER, OH – DCB Financial Corp’s (OTC Bulletin Board DCBF) wholly-owned subsidiary, the Delaware County Bank & Trust Company, has entered into a branch purchase and assumption agreement with Merchants National Bank of Hillsboro, Ohio, pursuant to which Merchants will acquire certain assets and assume certain liabilities of DCB’s Marysville City Gate branch office (181 N. Coleman’s Crossing Blvd.).

"Strategically, we feel that redirecting our resources to those markets where we have a greater presence will better enhance our shareholder value,” noted Ronald J. Seiffert, President and Chief Executive Officer of the Delaware County Bank. “DCB's and Merchants’ commitment to community banking for their respective customers helped to facilitate this transaction. The agreement with Merchants will insure that DCB’s current customers will be able to retain a relationship with a community bank for their banking needs into the foreseeable future,” added Mr. Seiffert

Commenting on the transaction, Paul W. Pence, Jr., President of Merchants, stated, “We are very pleased to continue our expansion with this transaction. The Marysville office will complement our existing branch network and allow us to continue to provide the high level of service for which our community bank is known. We look forward to being part of the Marysville community.”

Merchants National Bank will acquire deposits of an estimated $24.0 million and loans of an estimated $5.9 million in the transaction.

This transaction is subject to regulatory approval and typical closing conditions and is expected to be completed by the end of March 2014.

The Marysville City Gate office will continue to operate normally and customers do not need to take any action at this time. DCB and Merchants will communicate with all affected customers over the next few weeks.

About DCB Financial Corp

DCB Financial Corp is the financial holding company of The Delaware County Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Delaware, Union and northern Franklin Counties in Central Ohio. The Delaware County Bank was established in 1950 and is one of the largest community banks in Central Ohio.

About Merchants National Bank

Merchants National Bank, based in Hillsboro, Ohio and established in 1879, provides commercial and retail banking through its 12 offices in Madison, Clark, Fayette, Highland, Brown and Clermont Counties. It is a wholly-owned subsidiary of Merchants Bancorp, Inc., a bank holding company, with assets of approximately $590 million.